Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS OF

TENDER OFFERS AND CONSENT SOLICITATIONS

FOR THREE ISSUES OF SENIOR NOTES

—$585.7 million of senior notes accepted for payment—

	Contacts:	Julia Bentley
(865) 981-6243
Wes Burton, Treasurer
(205) 940-4795
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (July 19, 2005) – Retailer Saks Incorporated (NYSE: SKS) (the “Company” or “Saks”) today announced that it has accepted for payment all of the approximately $585.7 million in principal amount of its outstanding senior notes tendered pursuant to its previously announced tender offers and consent solicitations. The tender offers and consent solicitations expired as of midnight, New York City time, on July 18, 2005.

The following table sets forth information regarding the issues of notes that were subject to the tender offers and consent solicitations and the total amounts tendered and not withdrawn:

CUSIP No.	Outstanding Principal Amount	Title of Security	Amount Tendered	Percent Tendered
79377WAC2	$250,000,000	7 1/2% Notes due 2010	$185,377,000	74.15%
79377WAM0	$208,105,000	7% Notes due 2013	$202,399,000	97.26%
79377WAD0	$200,000,000	7 3/8% Notes due 2019	$197,896,000	98.95%

Each holder tendering notes also consented to certain proposed amendments and a waiver relating to the indenture governing the holder’s notes. Accordingly, the Company has entered into supplemental indentures with the indenture trustee for each issue. The supplemental indentures, among other things, extend to October 31, 2005, for purposes of the indentures, the Company’s deadlines to file its 2004 Annual Report on Form 10-K and its first fiscal quarter 2005 Quarterly Report on Form 10-Q. The waiver waives all defaults relating to the failure of the Company to comply with the provisions of the indentures affected by the proposed amendments. The Company currently expects to file its 2004 Annual Report on Form 10-K and its first fiscal quarter 2005 Quarterly Report on Form 10-Q on or before September 1, 2005.

Citigroup Global Markets Inc., Goldman, Sachs & Co., Banc of America Securities LLC and Wachovia Securities acted as the dealer managers for the tender offers and consent solicitations.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the earlier Audit Committee investigation described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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